	RE:	MHI Hospitality Corporation
814 Capitol Landing Road
Williamsburg, VA 23185
(757) 229-5648
TRADED: AMEX: MDH
FOR YOUR INFORMATION:
AT THE COMPANY:	AT THE FINANCIAL RELATIONS BOARD:
Bill Zaiser	Georganne Palffy
Chief Financial Officer	General Information
(301) 474-3307	(312) 640-6768

MHI HOSPITALITY CORPORATION ENTERS INTO AGREEMENT

TO ACQUIRE HILTON JACKSONVILLE

Williamsburg, VA – May 23, 2005 – MHI Hospitality Corporation (AMEX: MDH), announced today that it has entered into a contract to acquire the Hilton Jacksonville Riverfront in Jacksonville, Florida for an aggregate price of $22.0 million.

The Hilton Jacksonville is a 292-room property that overlooks the St. John’s River and includes two restaurants, highlighted by a Ruth’s Chris Steak House, 12,000 square feet of meeting space, a fitness center and outdoor pool. Additionally, an 80-foot charter boat, the Jacksonville Princess Yacht, is available for private and public cruises.

“The Hilton Jacksonville represents an excellent opportunity for MHI to utilize the proceeds raised in the company’s initial public offering and from the underwriter’s exercise of the over-allotment option earlier this year,” commented Andrew Sims, MHI Hospitality Corporation’s chief executive officer. “This is a performing asset in an attractive market and has the potential to provide positive returns to our shareholders.” The property will be managed by MHI Hotels Services LLC, which currently manages the company’s six existing hotels and has managed the Hilton Jacksonville since 1996.

The purchase price will be funded in part by an $18 million first mortgage loan. An affiliate of the seller, the AFL-CIO Building Investment Trust, has agreed to provide the mortgage financing subject to certain conditions precedent. An affiliate of MHI Hotels Services currently leases the hotel, and will contribute certain personal property and assign contract and other rights relating to the property to MHI Hospitality in exchange for operating partnership units valued at approximately $913,000. The remaining portion of the purchase price will be paid in cash utilizing a portion of the proceeds from the company’s initial public offering. Following the acquisition, the company will pursue a $3.0 million capital improvement program for the hotel.

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MHI Hospitality Corporation

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Subject to a due diligence period and negotiation of definitive loan agreements, and certain other conditions, closing is anticipated either late in the second or third quarter.

About MHI Hospitality Corporation

MHI Hospitality Corporation is a self-advised lodging REIT focused on the acquisition, redevelopment and management of midscale and upscale full service hotels in the mid-Atlantic and southeastern United States. Currently, the company’s portfolio consists of six properties for a total of 1,383 rooms, the majority of which operate under the Hilton and Holiday Inn brands. More information to the company may be found on its website at www.mhihospitality.com.

Forward-Looking Statements

This presentation includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Although the company believes that the expectations and assumptions reflected in the forward-looking statements are reasonable, these statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond the Company’s control. Therefore, actual outcomes and results may differ materially from what is expressed, forecasted and implied in such forward-looking statements. For a further discussion of the factors that could affect outcome, please refer to the “Risk Factors” section of the prospectus.

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